UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2022 (April 7, 2022)

Bottomline Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25259	02-0433294
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

325 Corporate Drive
Portsmouth, NH 03801, USA
(Address of principal executive offices, including Zip Code)

(603) 436-0700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EPAY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement.

Appointment of Craig Saks as President

On April 7, 2022, Craig Saks joined Bottomline Technologies, Inc. (the “Company”) as President.

Mr. Saks, age 52, brings more than 20 years of leadership experience leading enterprise, mission-critical software, and processing businesses across the fintech and payment industries. Mr. Saks serves on the board of directors of NMI, a global payment enablement platform, processing more than $180 billion in payments annually for over 3,200 partners and over 260,000 merchants around the world, and from 2018 to 2020 served on the board of directors of The Greater Naples Chamber of Commerce in Naples, Florida. From 2012 to 2020, Mr. Saks held various positions at ACI Worldwide, a global payments software company, serving as Chief Strategy & Transformation Officer and interim President & CEO in 2020, Chief Operating Officer from 2017 to 2019, and Group President, Strategic Products P&L from 2015 to 2016. Mr. Saks is also a member of the Bain Advisor Network, where he serves as an external advisor and consults in the technology and payments sectors. In 2021, Mr. Saks also served as a consultant to various private equity firms advising on strategy and operations consulting.

In connection with Mr. Saks’ appointment as President, the Company has agreed to provide Mr. Saks, during the interim period prior to the closing (the “Closing”) of the acquisition of the Company by an affiliate of Thoma Bravo Fund XV, L.P. (the “Thoma Bravo Fund”), a private equity fund managed by Thoma Bravo, L.P. (“Thoma Bravo”), a monthly base salary of $29,166.67, and he will be eligible for an annual bonus with a target of $250,000, to be paid quarterly in such amounts as recommended by the Chief Executive Officer and approved by the Leadership Development and Compensation Committee of the Board of Directors of the Company based on the achievement of Company-wide financial metrics and the achievement of key business objectives. Mr. Saks is also eligible to participate in the standard package of benefits made available by the Company from time-to-time to its full-time employees. Following the Closing, it is anticipated that Mr. Saks’ compensation arrangements will be modified as mutually agreed by Thoma Bravo and Mr. Saks.

There are no family relationships between Mr. Saks and any director or executive officer of the Company. Neither Mr. Saks nor any of his immediate family members have been a participant in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K. Mr. Saks has been previously compensated by Thoma Bravo in connection with consulting services provided to Thoma Bravo in connection with the pending acquisition of the Company.

Nigel Savory Settlement Agreement

On April 8, 2022, Bottomline Technologies Europe Limited (a subsidiary of the Company) and Nigel Savory entered into a Settlement Agreement, pursuant to which the parties agreed, among other things, that Mr. Savory’s employment would terminate on the six month anniversary of the execution of the Settlement Agreement (subject to earlier termination under certain circumstances) and that until such termination, Mr. Savory would remain available to provide transition services in connection with the transactions contemplated by the Merger Agreement (subject to certain “garden leave” provisions). The Settlement Agreement confirms Mr. Savory’s entitlement to the transition salary and bonus payments provided for in the previously-filed Service Agreement dated March 12, 2021 between Mr. Savory and Bottomline Technologies Europe Limited and further provides that Mr. Savory will receive a bonus with respect to the first calendar quarter of 2022 and will be eligible for accelerated vesting of up to all of his equity compensation from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bottomline Technologies, Inc.

By:	/s/ Eric Morgan
Name:	Eric Morgan
Title:	Executive Vice President, Global Controller

Dated: April 13, 2022